EXHIBIT 99.1

Contacts:	Investors:
Michael Dale, President/CEO 763-553-7736 Michael Kramer, CFO 763-557-2222	Parice Halbert, CFA Westwicke Partners 443-213-0500

ATS Medical Announces Fourth Quarter and Full Year 2009 Results

•	Fourth quarter 2009 revenue increases 3.7% compared to the fourth quarter 2008

•	Annual revenue increases 15% for 2009

•	Company announces May 10, 2010, as date for its Analyst Day Meeting in New York City

MINNEAPOLIS, MN, March 1, 2010 — ATS Medical, Inc. (Nasdaq: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services, today reported financial results for its fourth quarter and full year ended December 31, 2009.

Fourth Quarter Results

Revenue for the quarter was $18.7 million, or 3.7% higher, than the fourth quarter of 2008. On a constant currency basis, revenue growth for the fourth quarter was 2%. Without the effects of four more selling days in the fourth quarter of 2008, the impact of foreign currency translation and the discontinuance of the distribution of certain products in the third quarter of 2009, the Company’s adjusted revenue growth was 5.9%. A reconciliation of the GAAP revenue growth percentage to this non-GAAP adjusted revenue growth percentage for the fourth quarter of 2009 is provided in a schedule accompanying this press release.

Revenue from the Company’s heart valve therapy products, consisting of mechanical valves, tissue valves and heart valve repair products, was up 6.3% on a year-over-year basis in the fourth quarter to $13.9 million. Mechanical heart valve revenue decreased 3.4% on a year-over-year basis in the fourth quarter to $11.3 million. Tissue heart valve revenue for the fourth quarter increased 201% from the prior year’s quarter to $1.5 million. U.S. tissue heart valve revenue represented approximately 64% of the Company’s worldwide tissue heart valve revenue during the quarter. Heart valve repair revenue was $1.1 million, an increase of 29.5% over the fourth quarter of 2008.

Revenue from the Company’s ATS CryoMaze® cryoablation products for the treatment of cardiac arrhythmias was $4.8 million, an increase of 2.6% compared to the $4.6 million in fourth quarter of 2008.

Gross profit margin for the fourth quarter of 2009 was 64.3% vs. 65.7% in the fourth quarter of 2008. The year-over-year gross margin decline is primarily the result of shifts in geographic and product mix.

Operating loss for the fourth quarter of 2009 was $2.8 million compared with an operating loss of $7.3 million in the fourth quarter of 2008. The GAAP net loss for the fourth quarter of 2009 was $3.5 million, or $0.05 per share, compared with $8.5 million, or $0.13 per share, in the fourth quarter of 2008. The operating and net losses for the fourth quarter of 2009 and 2008 included charges related to restructuring costs (2009) and legal settlement costs (2008) of $1.1 million and $7.5 million, respectively.

The Company also had a non-GAAP loss before interest, taxes, depreciation and amortization (EBITDA) in the fourth quarter of 2009 of $1.4 million compared to an EBITDA loss of $6.3 million in the fourth quarter of 2008. A reconciliation of reported net loss to non-GAAP EBITDA for these periods is provided in a schedule accompanying this press release. The Company ended the fourth quarter with $14.2 million in cash and cash equivalents and generated positive cash flow from operations during the quarter.

“While revenue growth from our mechanical heart valve and cryoablation products fell a bit below expectations in the fourth quarter as market growth rates slowed, we made significant progress on commercialization of the ATS 3f® Aortic Bioprosthesis and the development of our new product pipeline, which we believe will enable us to return to double digit growth by the end of 2010,” said Michael Dale, President and Chief Executive Officer.

Full Year 2009 Results

Revenue for the full year 2009 increased 15.0% to $75.7 million compared to $65.8 million for 2008. On a constant currency basis revenue growth for 2009 was 17.1%. Heart valve therapy revenue grew 17.7% from $47.6 million in 2008 to $56.0 million in 2009 driven primarily by the expanded launch of the Company’s tissue valve products. Revenue from our CryoMaze cryoablation products increased 11.8% to $18.9 million in 2009.

Operating loss for 2009 was $3.7 million compared with an operating loss of $16.5 million for 2008. Net loss for 2009 was $6.3 million, or $0.09 per share, compared to $19.3 million, or $0.31 per share for 2008. Both the operating and net losses for 2009 and 2008 included non-recurring charges related to restructuring costs (2009) and legal settlement costs (2008) of $1.1 million and $7.5 million, respectively.

The Company had non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) of $2.0 million for the full year 2009 compared to an EBITDA loss of $10.3 million for the full year 2008. A reconciliation of reported net loss to non-GAAP EBITDA for these periods is provided in a schedule accompanying this press release.

Recent Product Highlights and Upcoming Events

Mechanical Heart Valves

•	The Company plans to begin human feasibility studies of its proprietary Forcefield technology applied to the OpenPivot® mechanical heart valve in the second half of 2010. The Forcefield technology is designed to eliminate the need for chronic anticoagulant therapy with certain implantable devices through the use of electrical fields to modify the interaction between the blood and the device.

Tissue Heart Valves

•	In December 2009, the Company received CE Mark of its ATS 3f Enable Bioprosthesis for commercialization in the European Union. The Enable valve combines the ATS 3f Aortic Bioprosthesis with over eight years of proven clinical performance and a self-expanding Nitinol™ frame to hold the valve in its optimal position eliminating the need for conventional sutures. This design allows the Enable valve to be folded into a small diameter and placed through a minimally invasive incision. Commercialization of the first generation Enable valve will be limited to a controlled market release at select surgical centers in Europe.

•	The Company expects to begin commercialization of its second generation Enable valve in the second half of 2010. The second generation Enable will provide the basis for expansion of the Enable platform into a full market release.

•	The Company is continuing to develop its sutureless tissue valve technology for use in beating heart procedures based in part on the characteristics of the next generation Enable valves. First-in-human clinical studies of this novel technology is targeted to occur during 2010. European commercialization of a beating heart solution could occur within one to two years thereafter.

Heart Valve Repair

•	The Company expects to receive regulatory approval for an additional valve repair product in the second quarter of 2010. The additional product represents further expansion of the Company’s annuloplasty repair product portfolio to meet broader clinical applications.

Surgical Cryoablation

•	The Company has completed protocol development and will begin selecting investigation sites for the CryoMaze study, a prospective, multi-center clinical study of its CryoMaze cryoablation products to study the safety and efficacy of the use of the products for the treatment of atrial fibrillation. The study will have one year follow-up with interim data points to validate the safety and efficacy of the CryoMaze products used to create the lesions of the gold-standard Cox-Maze III lesion sets. This is the first and only multicenter study to mandate the Cox-Maze III lesion set for the treatment of atrial fibrillation with an energy source.

Analyst Day

•	The Company announced it will host an Analyst Day meeting in New York City on Monday, May 10, 2010, at which senior management and key opinion leading physicians will speak about the Company’s current and pipeline products. Specific details of the event will be provided in advance of the meeting and the meeting will be webcast.

Debt Refinancing

•	The Company also announced today it has received a commitment letter for term debt financing of approximately $30 million from one of its directors, Mr. Theodore C. Skokos, and The Ted and Shannon Skokos Foundation. This financing will be used to call and retire the Company’s convertible debt and senior bank debt instruments totaling approximately $26 million as well as to provide general corporate working capital. The Company expects to close the financing during the second quarter of 2010. When the convertible debt is retired the Company expects to recognize a non-cash debt restructuring charge of approximately $4.5 to $5.0 million related to the unamortized discount on the convertible debt.

“2010 will be an important year in many respects, perhaps most importantly because we will bring to market our first sutureless heart valve while also initiating our first human studies for both beating heart valve replacement and our Forcefield technology. Each of these solutions represents revolutionary initiatives that form the basis of our company’s aspiration to market leadership. Commercial success in our markets is all about “advancing the standards” of cardiac surgery and we are confident our current products and very importantly our pipeline portfolio meets and exceeds these measures,” commented Mr. Dale. “We look forward to sharing more details on our pipeline during our planned Analyst Day meeting in the second quarter.”

2010 Guidance

For the full year 2010 the Company expects revenue in the range of $81 to $83 million, representing growth of approximately 7% to 10%. The low-end of the revenue growth rate is approximately 1% less than preliminary guidance the Company provided in January due to recent volatility in the U.S. dollar to Euro exchange rate. Gross margin is expected to be within a range of 65% to 67% based on current expectations for product and geographic mix. Operating expenses are expected to be between $59 and $62 million as we invest in our sales and marketing infrastructure to support the U.S. and European roll-out of our Enable tissue valve and in research and development as we advance our robust product pipeline.

Conference Call Today

ATS management will host a conference call today, March 1, 2010, at 5:00 p.m. ET to discuss its 2009 fourth quarter financial results and current corporate developments. The dial-in number for the conference call is 866-314-4483 for domestic participants and 617-213-8049 for international participants with a passcode of 32431390. A live webcast of the call can also be accessed at www.atsmedical.com by clicking on the Investors icon.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. The replay can be accessed by dialing 888-286-8010 for domestic participants and 617-801-6888 for international callers, using the passcode 61737878.

Disclosure of Non-GAAP Financial Measures

ATS reports its financial results in accordance with generally accepted accounting principles (“GAAP”). In addition, from time to time, we include other measures in our releases which are not prepared in accordance with GAAP. Investors should consider these non-GAAP financial measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. Non-GAAP financial measures used by ATS may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. In this release we have included disclosures of the adjusted percentage increase in revenue (adjusted revenue growth) for the fourth quarter of 2009 as well as earnings before interest, taxes, depreciation and amortization (EBITDA) , for the fourth quarter and full year periods of 2009 and 2008. Both of these disclosures are non-GAAP financial measures. We use both EBITDA and adjusted revenue growth rates in our internal analysis and review of our operational performance. We believe that these non-GAAP measures provide investors with useful information in comparing our operational performance over different periods. By using these non-GAAP measures we believe investors get a better picture of the performance of our underlying business. We have also included, as an attachment to this release, schedules which reconcile the percentage increase in revenue and the net loss reported in accordance with GAAP to the adjusted revenue growth percentage and EBITDA amounts presented above.

About ATS Medical

ATS Medical, Inc. is dedicated to ‘Advancing The Standards’ of cardiac surgery through the development, manufacturing and marketing of innovative products and services for the treatment of structural heart disease. ATS Medical serves the cardiac surgery community by focusing on two distinct but operationally synergistic market segments: heart valve disease therapy and surgical ablation of cardiac arrhythmias.

ATS was originally founded to develop the ATS Open Pivot® Heart Valve as a new mechanical heart valve standard of care. Today the ATS Open Pivot Heart Valve is the preferred mechanical heart valve in many markets around the world and the fastest growing mechanical prosthesis in the market. Building on this legacy and addressing the largest market segment in heart valve therapy, the ATS 3f® brand encompasses an innovative tissue heart valve portfolio to address conventional open surgery requirements as well as the growing demand for less invasive sutureless based procedures. The ATS 3f® portfolio includes offerings at various stages including early product development, pivotal clinical trials, and market commercialization. Completing the portfolio in heart valve therapy is the ATS Simulus® annuloplasty product line. Simulus products assist the surgeon in repairing a patient’s native heart valve as an alternative to replacement. Continuing ATS Medical’s focus on serving the cardiac surgery community are the ATS CryoMaze® products for surgical cryoablation of cardiac arrhythmias. ATS CryoMaze® products are used by surgeons to treat patients suffering from cardiac arrhythmias, the largest and fastest growing form of structural heart disease in populations over 60 years of age. The ATS Medical web site is http://www.atsmedical.com.

Cautionary Statements

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the impact of pending healthcare reforms, regulatory actions, the terms of its outstanding debt obligations, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2008 and its most recent quarterly report on Form 10-Q.

ATS Medical, Inc.
Condensed Consolidated Statements
of Operations
(in thousands except per share amounts)
	(Unaudited)
	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net sales	$18,699	$18,032	$75,710	$65,821
Cost of goods sold	6,668	6,190	26,821	25,267

Gross profit	12,031	11,842	48,889	40,554

Operating expenses:
Sales and marketing	8,641	6,680	30,617	27,373
Research and development	2,776	1,864	8,863	8,215
General and administrative	2,560	2,310	9,905	10,509
Litigation settlement	—	7,500	—	7,500
Amortization of intangibles	812	817	3,224	3,489

Total operating expenses	14,789	19,171	52,609	57,086

Operating loss	(2,758)	(7,329)	(3,720)	(16,532)

Interest expense, net	(639)	(763)	(2,696)	(2,739)
Other income (expense), net	(110)	(224)	391	413

Net loss before income taxes	(3,507)	(8,316)	(6,025)	(18,858)
Income tax (expense) benefit	26	(197)	(288)	(481)

Net loss	($3,481)	($8,513)	($6,313)	($19,339)

Net loss per share:
Basic and diluted	($0.05)	($0.13)	($0.09)	($0.31)

Weighted average number of shares outstanding:
Basic and diluted	73,629	63,580	72,114	61,440

ATS Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
	December 31,	December 31,
	2009	2008
Assets
Cash and short-term investments	$14,235	$20,895
Accounts receivable	14,398	14,532
Inventories, net	20,814	20,208
Prepaid expenses	1,774	958

Total current assets	51,221	56,593

Property and equipment, net	7,659	7,031
Intangible assets	61,076	49,131
Other assets	1,299	2,226

Total assets	$121,255	$114,981

Liabilities & shareholders’ equity
Accounts payable	$4,995	$4,054
Accrued compensation	2,076	3,537
Current maturities of bank notes payable	2,646	2,646
Convertible senior notes payable	17,659	-
Payable to CryoCath Technologies Inc.	—	1,910
Payable to CarboMedics Inc.	—	4,500
Other accrued liabilities	2,894	1,970

Total current liabilities	30,270	18,617

Convertible senior notes payable	—	17,533
Bank notes payable	1,323	3,969
Other long-term liabilities	790	287

Shareholders’ equity	88,872	74,575

Total liabilities & shareholders’ equity	$121,255	$114,981

ATS Medical, Inc.
Consolidated Condensed Statements of Cash Flow
(in thousands)
	Year Ended December 31,
	2009	2008
Operating activities
Net loss	($6,313)	($19,339)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	5,262	5,623
Stock-based compensation expense	2,557	1,676
Deferred income taxes	261	192
Non-cash interest expense	768	743
Change in value of warrant liability and derivative liability bifurcated from convertible senior notes	(34)	(294)
Changes in operating assets and liabilities	(5,357)	(1,005)

Net cash used in operating activities	(2,856)	(12,404)

Investing activities
Maturities of short-term investments, net of purchases	—	4,189
Payments for business acquisitions	(2,000)	(2,000)
Purchases of property and equipment	(2,414)	(1,440)
Other	460	—

Net cash provided by (used in) investing activities	(3,954)	749

Financing activities
Payments on notes payable	(2,646)	(1,985)
Net proceeds from issuance of common stock	2,781	23,943
Other	(20)	162

Net cash provided by financing activities	115	22,120

Effect of foreign exchange rate changes	35	(50)

Increase (decrease) in cash and cash equivalents	($6,660)	$10,415

ATS Medical, Inc.
Selected Revenue Information
(Unaudited, in thousands)
	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Heart valve therapy	$13,871	$13,047	$56,015	$47,576
Surgical arrhythmia	4,764	4,643	18,881	16,888
Surgical tools & accessories	64	342	814	1,357

Total revenue	$18,699	$18,032	$75,710	$65,821

ATS Medical, Inc.
Reconciliation of GAAP
Revenue Growth Percentage to Non-GAAP
Adjusted Revenue Growth Percentage
(Unaudited)
Quarter Ended
December 31,
2009
GAAP revenue growth percentage, as reported	3.7%
(Fourth quarter 2009 compared to fourth quarter 2008)
Adjustments to GAAP revenue growth percentage for:
Four more selling days in the fourth quarter of 2008	2.9%
Impact of foreign currency translation	(2.0%)
Discontinuance of the distribution of certain products
in the third quarter of 2009	1.3%

Adjusted revenue growth percentage	5.9%

ATS Medical, Inc.
Reconciliation of GAAP
Net Loss to Non-GAAP
EBITDA
(Unaudited, in thousands)
	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net loss, as reported	$(3,481)	$(8,513)	$(6,313)	$(19,339)
Adjustments to net loss:
Interest expense	642	772	2,723	2,923
Income tax expense (benefit)	(26)	197	288	481
Depreciation	621	476	2,037	2,134
Amortization of intangibles	812	817	3,224	3,489

Earnings (loss) before interest, taxes,
depreciation and amortization (EBITDA)	$(1,432)	$(6,251)	$1,959	$(10,312)

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